Exhibit 99.1

June 20, 2008	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES NASDAQ NOTIFICATIONS
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) previously announced that its board of directors appointed Dale A. Nordquist to serve as the Company’s President and Chief Executive Officer, effective on or before July 1, 2008. As a result of Mr. Nordquist’s appointment as an executive officer of the Company and his resignation from the audit committee, and as previously announced, the Company no longer meets the independent director requirements for continued listing on The Nasdaq Stock Market under Marketplace Rule 4350. Rule 4350 requires the Company to maintain a majority of independent directors on its board of directors and an audit committee of three independent directors.
On June 16, 2008, the Company received notification from Nasdaq confirming that the Company fails to comply with the independent director requirements for continued listing on Nasdaq under Marketplace Rule 4350. The notification stated that the Company is not eligible for the cure period provided in Marketplace Rule 4350. Additionally, on June 18, 2008, the Company received notification from Nasdaq confirming that the Company fails to comply with the audit committee requirements for continued listing on Nasdaq under Marketplace Rule 4350 and that the Company is eligible for the cure period provided in Marketplace Rule 4350 with respect to the audit committee requirement only. The Company must regain compliance with the audit committee requirement by the earlier of the Company’s next annual shareholders’ meeting or June 3, 2009, or, if the next annual shareholders’ meeting is held before December 1, 2008, no later than December 1, 2008.
The Nasdaq staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Stock Market. On or before July 1, 2008, the Company expects to submit a plan and timetable outlining how it intends to achieve compliance with Marketplace Rule 4350, as required by Nasdaq. The Company has begun the process of identifying qualified candidates to serve as the additional independent director who is also qualified to serve on the audit committee.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to the expected timing of the Company’s response to Nasdaq and the Company’s search for an additional independent director. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include the Company’s ability to respond in a timely manner to the Nasdaq notifications and the Company’s ability to identify a qualified director candidate to join the board of directors and audit committee in order to maintain compliance with the Nasdaq listing requirements.
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Contact:
Jeff Mathiesen
763-551-1125